DEMAND NOTE

$50,000.00

Pittsford, New York
May 27, 2010

FOR VALUE RECEIVED, Infinite Group, Inc., a Delaware corporation with offices at 60 Office Park Way, Pittsford, New York 14534 ("Maker"), promises to pay ON DEMAND to NORTHWEST HAMPTON HOLDINGS, LLC, a New York limited liability company with an address at 308 Rock Beach Road, Rochester, NY 14617 ("Lender"), the principal sum of Fifty Thousand Dollars ($50,000.00), plus an origination fee of $500, plus interest at the annual rate equal to twelve percent (12%) in lawful money of the United States of America, upon the following terms:

Maker shall have the right, at his option and without prior notice to Lender, and without penalty, to prepay all or any part of the outstanding principal amount of this Note and/or accrued interest at any time.

Upon the occurrence of any of the following events of default, the entire indebtedness evidenced by this Note, including expenses of collection, shall immediately become due and payable without notice, presentation or demand:

(i) The failure to pay the principal or interest within ten (10) business days of Lender's demand with written notice;

(ii) The bankruptcy of Maker or the filing by Maker of a voluntary petition under any provision of the bankruptcy laws; the institution of bankruptcy proceedings in any form against Maker which shall be consented to or permitted to remain undismissed or unstayed for ninety (90) days; or the making by Maker of an assignment for the benefit of creditors;

(iii) The taking of any judgment against Maker, which judgment is not paid in accordance with its terms, satisfied, discharged, stayed or bonded within ninety (90) days from the entry thereof; or

(iv) The assignment of this Note by Maker, provided, however, that Maker may assign this Note to any person or entity that controls, is controlled by or is under common control with, Maker.

No failure on the part of Lender to exercise, and no delay in exercising, any of the rights provided for herein, shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

Lender shall not, without the express prior written consent of Maker, assign, sell gift or otherwise transfer this Note to any third party.

Maker agrees to pay all costs and expenses incurred by Lender in enforcing this Note, including without limitation all reasonable attorney's fees and expenses incurred by Lender.

Lender hereby modifies the Collateral Security Agreement made as of February 15, 2006 by and between NORTHWEST HAMPTON HOLDINGS, LLC, ("Lender") and Maker to include this note in the Schedule A to the Collateral Security Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered as of the date set forth above.

INFINITE GROUP, INC.

By: /s/Michael S. Smith
Michael S. Smith, Chief Executive Officer